EXHIBIT 99.1

                     Q3 Revenue $6.2 Billion, up 20 Percent
                    Q3 Earnings Per Share $0.88, up 19 Percent
                  Record Quarterly Microprocessor Unit Shipments

SANTA CLARA, Calif., Oct. 14, 1997 -- Driven by both solid demand in North America and rapid market acceptance of its newest processors, the Pentium(R) processor with MMX(TM) technology and the Pentium(R) II processor, Intel Corporation set a record for unit shipments of microprocessors in the third quarter, the company said today. Intel's transition to processors with MMX media enhancement technology accelerated during the quarter with well over half of the company's shipments of microprocessors coming from processors with MMX technology.
     Third quarter revenue was $6.2 billion, up 20 percent from $5.1 billion for the third quarter of 1996. Third quarter revenue was up 3 percent from second quarter 1997 revenue of $6.0 billion.
     Net income in the third quarter was $1.57 billion, up 20 percent from third quarter 1996 net income of $1.31 billion, and down 4 percent from second quarter 1997 net income of $1.65 billion.
     Earnings per share in the third quarter rose to $0.88 from $0.74 in the third quarter of 1996, an increase of 19 percent. Earnings per share in the third quarter were down 4 percent from $0.92 in the second quarter of 1997, primarily the result of a much weaker than expected Flash memory market segment.
      "The quarter saw a lot of our energy going into product conversions as the Pentium processor with MMX technology continued to ramp and we accelerated shipments of the Pentium II processor with its novel high performance bus architecture," said Dr. Andrew S. Grove, chairman and chief executive officer. "Our factories were especially responsive to the challenges presented by this rapid conversion, by meeting our volume needs with excellent yields of advanced processors."
      In the third quarter, the company repurchased a total of 2.5 million shares of Common Stock at a cost of $251 million under an ongoing program. Since the program began in 1990, the company has repurchased 200.7 million shares at a total cost of $5.9 billion.
      During the quarter the company announced its regular quarterly cash dividend of $0.03 per share. The dividend is payable on December 1, 1997 to stockholders of record on November 1, 1997. Intel has paid a quarterly dividend for the last 5 years.
      Intel's 1998 Step-Up Warrants (INTCW) expire on March 14, 1998. The warrants must be exercised on or before Friday, March 13, 1998. The last day of trading of the warrants on the NASDAQ Stock Market will be March 10, 1998.


                                BUSINESS OUTLOOK
                                ----------------

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not take into account the potential effects of future mergers or acquisitions.

** The company expects revenue for the fourth quarter of 1997 to be slightly up from third quarter revenue of $6.2 billion.
** Gross margin percentage in the fourth quarter is expected to be flat to slightly up from 58 percent in the third quarter. In the short-term Intel's gross margin percentage varies primarily with revenue levels and product mix. ** The company still believes that over the long-term the gross margin percentage will be 50 percent plus or minus a few points. Intel's long-term gross margin percentage will vary depending on product mix.
** Expenses (R & D plus MG &A) in the fourth quarter are expected to be approximately 10 to 15 percent higher than expenses of $1.3 billion in the third quarter, primarily as the result of seasonal spending on advertising and marketing. Expenses are dependent in part on the level of revenue.
** R & D spending is expected to be approximately $2.4 billion for 1997.
** The company expects interest and other income for the fourth quarter to be approximately $160 million, assuming no significant changes in cash balances or interest rates and no unanticipated items.
** The tax rate in 1997 is expected to remain at 35.5 percent.
** Capital spending is expected to be approximately $4.5 billion for 1997. Depreciation is expected to be approximately $2.2 billion for 1997.

     The above statements contained in this outlook are forward-looking statements that involve a number of risks and uncertainties. These statements do not take into account the potential financial effects of future mergers or acquisitions, including any one time charges, and related operational risks such as the company's ability to successfully integrate any acquired businesses, enter new market segments and manage the growth of such businesses.
     In addition to the factors discussed above, among the other factors that could cause actual results to differ materially are the following: business conditions and growth in the computing industry and in the general economy; changes in customer order patterns, including timing of delivery and changes in seasonal fluctuations in PC buying patterns; changes in the mixes of microprocessor types and speeds, motherboards, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors, acceptance of new products and response to price pressures; risk of inventory obsolescence due to shifts in market demand; variations in inventory valuation; excess or shortage of purchased components; timing of software industry product introductions; continued success in technological advances and their implementation, including the manufacturing ramp; development, implementation and initial production of new strategic products and processes; excess or shortage of manufacturing capacity; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); risks associated with foreign operations; litigation involving intellectual property and consumer issues; level of stock repurchases; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter ended June 28, 1997 (Part I, Item 2, Outlook section).


                                    INTEL CORPORATION
                                    -----------------
                        CONSOLIDATED SUMMARY FINANCIAL STATEMENTS
                        -----------------------------------------
                           (Millions, except per share amounts)
                           ------------------------------------

INCOME                                3 Months Ended           9 Months Ended
                                      --------------           --------------
                                   Sept. 27,  Sept. 28,     Sept. 27,  Sept. 28,
                                     1997       1996          1997       1996
                                     ----       ----          ----       ----
NET REVENUES                       $ 6,155    $ 5,142       $18,563    $14,407
                                   -------    -------       -------    -------
Cost of sales                        2,604      2,201         7,254      6,772
Research and development               586        449         1,742      1,288
Marketing, general and administrative  676        565         2,073      1,600
                                   -------    -------       -------    -------
Operating costs and expenses         3,866      3,215        11,069      9,660
                                   -------    -------       -------    -------
OPERATING INCOME                     2,289      1,927         7,494      4,747
Interest and other                     151         91           571        248
                                   -------    -------       -------    -------
INCOME BEFORE TAXES                  2,440      2,018         8,065      4,995
Income taxes                           866        706         2,863      1,748
                                   -------    -------       -------    -------
NET INCOME                         $ 1,574    $ 1,312       $ 5,202    $ 3,247
                                   =======    =======       =======    =======

EARNINGS PER SHARE                 $  0.88    $  0.74       $  2.89    $  1.84
                                   =======    =======       =======    =======

COMMON SHARES AND EQUIVALENTS        1,797      1,770         1,798      1,769

________________________________________________________________________________

BALANCE SHEET                                        At            At
                                                  Sept. 27,     Dec. 28,
                                                    1997          1996
                                                    ----          ----

CURRENT ASSETS
Cash and short-term investments                    $ 8,960       $ 7,994
Accounts receivable, net                             3,921         3,723
Inventories                                          1,507         1,293
Deferred tax assets and other                          752           674
                                                   -------       -------
  Total current assets                              15,140        13,684

Property, plant and equipment, net                   9,745         8,487
Long-term investments                                1,815         1,353
Other assets                                           501           211
                                                   -------       -------
  TOTAL ASSETS                                     $27,201       $23,735
                                                   =======       =======

CURRENT LIABILITIES
Short-term debt                                    $   297       $   389
Accounts payable and accrued liabilities             3,539         3,014
Deferred income on shipments to distributors           517           474
Income taxes payable                                   811           986
                                                   -------       -------
  Total current liabilities                          5,164         4,863
                                                   -------       -------
LONG-TERM DEBT                                         386           728
                                                   -------       -------
DEFERRED TAX LIABILITIES                             1,123           997
                                                   -------       -------
PUT WARRANTS                                           582           275
                                                   -------       -------

STOCKHOLDERS' EQUITY
Common Stock and
  capital in excess of par value                     3,389         2,897
Retained earnings                                   16,557        13,975
                                                   -------       -------
  Total stockholders' equity                        19,946        16,872
                                                   -------       -------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $27,201       $23,735
                                                   =======       =======